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                           March 20, 2024

       Chad L. Stephens
       Chief Executive Officer
       PHX Minerals Inc.
       1320 South University Drive, Suite 720
       Fort Worth, TX 76107

                                                        Re: PHX Minerals Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed March 12,
2024
                                                            File No. 333-277864

       Dear Chad L. Stephens:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at 202-551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Kirk Tucker